SEI TAX EXEMPT TRUST
DECEMBER 31, 1996
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KANSAS TAX FREE INCOME PORTFOLIO
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This Prospectus sets forth concisely information about above-referenced
Portfolio that an investor needs to know before investing. Please read this Prospectus carefully, and keep it on file for future reference.

A Statement of Additional Information dated December 31, 1996 has been filed with the Securities and Exchange Commission and is available upon request and without charge by writing the Distributor, SEI Financial Services Company, 680 East Swedesford Road, Wayne, Pennsylvania 19087, or by calling 1-800-342-5734. The Statement of Additional Information is incorporated into this Prospectus by reference.

SEI Tax Exempt Trust (the "Trust") is an open-end management investment company, certain classes of which offer financial institutions a convenient means of investing their own funds, or funds for which they act in a fiduciary, agency or custodial capacity, in professionally managed diversified and non-diversified portfolios of securities. A portfolio may offer separate classes of shares that differ from each other primarily in the allocation of certain shareholder servicing expenses and minimum investment amounts. This Prospectus offers Class A and Class B shares of the Trust's Kansas Tax Free Income Portfolio (the "Portfolio"), a fixed income portfolio.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE TRUST'S SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THE TRUST'S SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

ANNUAL OPERATING EXPENSES (as a percentage of average net assets)
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
                                                                                             CLASS A              CLASS B
                                                                                             --------             -------
Management/Advisory Fees (after fee waiver) (1)                                                 .15%                  .15%
12b-1 Fees                                                                                     None                  None
Total Other Expenses                                                                            .06%                  .36%
    Shareholder Servicing Fees (after fee waiver) (2)                                .00% (2)              .25%
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses (after fee waivers) (3)                                                .21%                  .51%
---------------------------------------------------------------------------------------------------------------------------

(1) The Adviser has waived, on a voluntary basis, a portion of its fee, and the Management/Advisory fee shown reflect these voluntary waivers. The Adviser reserves the right to terminate its waiver at any time in its sole discretion. Absent such waiver, the Management/Advisory fee would be .45% for both Class A and Class B shares of the Portfolio.
(2) The Distributor has waived, on a voluntary basis, all or a portion of its shareholder servicing fee for the Class A shares, and the Shareholder Servicing Fees shown reflect this waiver. The Distributor reserves the right to terminate its waiver at any time in its sole discretion. Absent such waiver, Shareholder Servicing Fees would be .25% for the Class A shares of the Portfolio.
(3) Absent these fee waivers, Total Operating Expenses of the Portfolio would be .76% and .81% for Class A and Class B shares, respectively. Additional information may be found under "The Adviser" and "The Manager."

EXAMPLE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                            1 yr.    3 yrs.    5 yrs.    10 yrs.
                                                                                            -----    ------    ------    -------
An investor would pay the following expenses on a $1,000 investment assuming (1) a 5%
  annual return and (2) redemption at the end of each time period:
    Class A                                                                                  $ 2      $  7      $ 12       $27
    Class B                                                                                  $ 5      $ 16      $ 29       $64
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

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

The purpose of the expense table and example is to assist the investor in understanding the various costs and expenses that may be directly or indirectly borne by investors in the Portfolio's Class A and Class B shares. A person who purchases shares through a financial institution may be charged separate fees by that institution. Additional information may be found under "The Manager," "Distribution and Shareholder Servicing" and "The Adviser."

Long-term Class B shareholders may pay more than the economic equivalent of the maximum front-end sales charges otherwise permitted by the Conduct Rules of the National Association of Securities Dealers, Inc.

                                        2                                      +

FINANCIAL HIGHLIGHTS

The following financial highlights have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon was unqualified. This information should be read in conjunction with the Trust's financial statements and notes thereto which appear, along with the report of Arthur Andersen LLP, in the Trust's 1996 Annual Report to Shareholders. Additional performance information is set forth in the 1996 Annual Report to Shareholders, which is available upon request and without charge by calling 1-800-342-5734. As of August 31, 1996, Class B shares of the Kansas Tax Free Portfolio had not commenced operations.
FOR A CLASS A SHARE OUTSTANDING THROUGHOUT THE PERIOD

                                                                                            Net Realized
                              Investment                                                        and
                   Net        Activities                   Distributions                     Unrealized
                  Asset         -----                  --------------------                Gain (Loss) on         Net
                  Value          Net            Net           Net                           Investments       Asset Value
                Beginning     Investment     Investment     Realized         Total          and Capital           End        Total
                of Period       Income         Income         Gain       Distributions      Transactions       of Period     Return
-----------------------------------------------------------------------------------------------------------------------------------
-------------------------------------
KANSAS TAX FREE INCOME PORTFOLIO
-------------------------------------
FOR THE YEARS ENDED AUGUST 31,
1996             $ 10.63        $ 0.56         $(0.56)       $    --        $ (0.56)           $(0.12)          $ 10.51       4.23%
1995               10.47          0.57          (0.57)            --          (0.57)             0.16             10.63       7.23%
1994               10.91          0.57          (0.57)         (0.02)         (0.59)            (0.42)            10.47       1.41%
1993               10.50          0.58          (0.58)         (0.05)         (0.63)             0.46             10.91      10.38%
1992               10.13          0.60          (0.59)         (0.01)         (0.60)             0.37             10.50       9.78%
1991 (1)           10.00          0.42          (0.37)            --          (0.37)             0.08             10.13       5.12%+
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

FOR A CLASS A SHARE OUTSTANDING THROUGHOUT THE PERIOD


                                                                              Ratio of Net
                                                Ratio of        Ratio of       Investment
                                                Expenses          Net          Income to
                                Ratio of       to Average      Investment       Average
              Net Assets        Expenses       Net Assets      Income to       Net Assets      Portfolio
             End of Period     to Average      (Excluding       Average        (Excluding      Turnover
                 (000)         Net Assets     Fee Waivers)     Net Assets     Fee Waivers)       Rate
--------------------------------------------------------------------------------------------------------
--------------------------------
KANSAS TAX FREE INCOME PORTFOLIO
--------------------------------
FOR THE YEARS ENDED AUGUST 31,
1996            $72,066           0.21%           0.51%           5.31%            5.01%         12.71%
1995             65,834           0.21%           0.51%           5.47%            5.17%         17.60%
1994             62,346           0.21%           0.54%           5.36%            5.03%         10.57%
1993             58,197           0.21%           0.51%           5.56%            5.26%         23.04%
1992             45,609           0.22%           0.52%           5.87%            5.57%         12.69%
1991 (1)         29,242           0.31%*          0.61%*          5.85%*           5.55%*        21.82%
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

*      Annualized.

+      Return is for period indicated and has not been annualized.

(1) The Kansas Tax Free Income Portfolio (Class A) commenced operations on December 10, 1990.


                                        3                                      +

THE TRUST

SEI TAX EXEMPT TRUST (the "Trust") is an open-end management investment company that offers units of beneficial interest ("shares") in separate diversified and non-diversified investment portfolios. This prospectus offers Class A and Class B shares of the Trust's Kansas Tax Free Income Portfolio (the "Portfolio"). Additional information pertaining to the Trust may be obtained by writing to SEI Financial Services Company, 680 East Swedesford Road, Wayne, Pennsylvania 19087, or by calling 1-800-342-5734.

INVESTMENT
OBJECTIVE AND
POLICIES

                      The Portfolio's investment objective is to preserve capital while producing current income for the investor that is exempt from both federal and Kansas state income taxes. There can be no assurance that the Portfolio will meet its investment objective.
                             Under normal conditions the Portfolio will invest
                      at least 80% of its net assets in municipal obligations which produce interest that is, in the opinion of bond counsel for the issuer, exempt from federal income tax (collectively, "Municipal Securities"). This investment policy is a fundamental policy of the Portfolio. At least 65% of the Portfolio's total assets will be invested in Municipal Securities which are exempt from Kansas state income taxes. The remainder of the Portfolio may be invested in Municipal Securities of other states. Under normal conditions, the Portfolio will also invest at least 80% of its net assets in securities the income from which is not subject to the federal alternative minimum tax. Although it has no present intention of doing so, the Portfolio may invest up to 20% of its assets in taxable securities for defensive purposes or when sufficient tax exempt securities considered appropriate by INTRUST, N.A., the Portfolio's investment adviser (the "Adviser"), are not available for purchase.
                             The Portfolio will maintain a dollar-weighted
                      average portfolio maturity of seven years to twelve years. However, when the Adviser determines that the market conditions so warrant, the Portfolio can maintain an average weighted maturity of less than seven years.
                             The Portfolio may purchase the following types of
                      municipal obligations, but only if such securities, at the time of purchase, either have the requisite rating, or, if not rated, are of comparable quality as determined by the
                      Adviser: (i) municipal bonds rated A or better by Standard and Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), and a maximum of 10% of the Portfolio's total assets in municipal bonds rated BBB by S&P or Baa by Moody's; (ii) municipal notes rated at least SP-2 by S&P or MIG-2 or V-MIG-2 by Moody's; and (iii) tax-exempt commercial paper rated at least A-1 by S&P or Prime-1 by Moody's. Municipal notes rated SP-2 by S&P have satisfactory capacity to pay principal and interest;

                                        4                                      +
                      notes rated MIG-2 or VMIG-2 by Moody's are considered to be of high quality. Bonds rated BBB by S&P have an adequate capacity to pay interest and repay principal; bonds rated Baa by Moody's are considered to be medium-grade obligations (i.e., neither highly protected nor poorly secured) and have speculative characteristics.
                             For a description of the permitted investments and
                      ratings, see the "Description of Permitted Investments and Risk Factors" and the Statement of Additional Information.

GENERAL
INVESTMENT
POLICIES

                      The Portfolio may invest in variable and floating rate obligations, may purchase securities on a "when-issued" basis, and reserves the right to engage in standby commitments. The Portfolio may also purchase other types of tax exempt instruments as long as they are of a quality equivalent to the long-term bond or commercial paper ratings stated above. Although permitted to do so, the Portfolio has no present intention to invest in repurchase agreements. The Portfolio will not invest more than 10% of its total assets in securities which are considered to be illiquid.
                             The taxable instruments in which the Portfolio may
                      invest consist of U.S. Treasury obligations; obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities whether or not backed by the full faith and credit of the U.S. Government; certificates of deposit, bankers acceptances and time deposits of U.S. commercial banks or savings and loan institutions (not including foreign branches of U.S. banks or U.S. branches of foreign banks) which are members of the Federal Reserve System or the Federal Deposit Insurance Corporation and which have total assets of $1 billion or more as shown on their last published financial statements at the time of investment; and repurchase agreements involving any of the foregoing obligations.

Kansas Risk Factors   Under normal conditions, the Portfolio will be primarily
                      invested in municipal obligations which produce income which is exempt from federal and Kansas state income taxes. Accordingly, the Portfolio will have considerable investments in Kansas municipal obligations, and will be more susceptible to factors which adversely affect issuers of Kansas obligations than a mutual fund which does not have as great a concentration in the municipal obligations of one particular state. Such factors include the financial difficulties of Kansas, its counties, municipalities and school districts, if any. See "Special
                      Considerations Relating to Kansas Municipal Securities" in the Statement of Additional Information.

                                        5                                      +

INVESTMENT
LIMITATIONS

                      The investment objective and investment limitations are fundamental policies of the Portfolio. Fundamental policies cannot be changed with respect to the Trust or the Portfolio without the consent of the holders of a majority of the Trust's or the Portfolio's outstanding shares.

                      The Portfolio may not:
                      1. Purchase securities of any issuer (except the
                         securities issued or guaranteed by the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of the total assets of the Portfolio would be invested in the securities of such issuer. This restriction applies to 75% of the Portfolio's assets.
                      2. Purchase any securities which would cause more than 25%
                         of the total assets of the Portfolio based on current value at the time of such purchase, to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in obligations issued or guaranteed by the U.S. Government or its agencies and instrumentalities or to investments in tax-exempt securities issued by governments or political subdivisions of governments.
                      3. Borrow money except for temporary or emergency purposes and then only in an amount not exceeding 10% of the
                         value of the total assets of the Portfolio. All borrowings will be repaid before making additional investments and any interest paid on such borrowings will reduce the income of the Portfolio.
                      The foregoing percentage limitations will apply at the time of the purchase of a security. Additional fundamental investment limitations are set forth in the Statement of Additional Information.

THE MANAGER

                      SEI Fund Management (the "Manager" and the "Transfer Agent") provides the Trust with overall management services, regulatory reporting, all necessary office space, equipment, personnel and facilities, and serves as institutional transfer agent, dividend disbursing agent, and shareholder servicing agent.
                             For these services, the Manager is entitled to a
                      fee, which is calculated daily and paid monthly, at an annual rate of .15% of the average daily net assets of the Portfolio. For the fiscal year ended August 31, 1996, the Portfolio paid management fees, after waivers, of .15% of its average daily net assets.

THE ADVISER

                      INTRUST Bank, N.A. in Wichita, formerly First National Bank in Wichita (the "Adviser"), serves as the Portfolio's investment adviser under an advisory agreement

                                        6                                      +
                      with the Trust (the "Advisory Agreement"). Under the Advisory Agreement, the Adviser invests the assets of the Portfolio, and continuously reviews, supervises and administers the Portfolio's investment program. The Adviser is independent of the Manager, and discharges its responsibilities subject to the supervision of, and policies set by, the Trustees of the Trust.
                             The Adviser is a majority-owned subsidiary of
                      INTRUST Financial Corporation (formerly First Bancorp of Kansas), a bank holding company. The Adviser is a national banking association which provides a full range of banking and trust services to clients. As of September 30, 1996, total assets under management were approximately $1.2 billion. The principal place of business address of the Adviser is 105 North Main Street, Box One, Wichita, Kansas 67201.
                             Michael Colgan, Vice President and Trust Investment
                      Officer for the Adviser since 1985, has managed the portfolio of the Kansas Tax Free Income Portfolio since December 1990.
                             The Adviser is entitled to a fee, which is
                      calculated daily and paid monthly, at an annual rate of .30% of the average daily net assets of the Portfolio. The Adviser may waive its fee, in its discretion, for competitive purposes. In addition, the Adviser has voluntarily agreed to waive a portion of its fee to limit the total operating expenses to not more than .21% of the average daily net assets for Class A and no more than .51% of the average daily net assets for Class B on an annualized basis. The Adviser reserves the right, in its sole discretion, to terminate this voluntary fee waiver at any time. For the fiscal year ended August 31, 1996, the Portfolio paid advisory fees, after waivers, of .00% of its relative net assets.

DISTRIBUTION
AND SHAREHOLDER
SERVICING

                      SEI Financial Services Company (the "Distributor"), a wholly owned subsidiary of SEI Investments Company ("SEI"), serves as the Portfolio's distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Trust.
                             The Portfolio has adopted plans under which firms,
                      including the Distributor, that provide shareholder and administrative services may receive compensation therefor. The Class A and B plans differ in a number of ways, including the amounts that may be paid. Under each plan, the Distributor may provide those services itself or may enter into arrangements under which third parties provide such services and are compensated by the Distributor. Under such arrangements the Distributor may retain as a profit any difference between the fee it receives and the amount it pays such third party. In addition, the Portfolio may enter into such arrangements directly.

                                        7                                      +

                             Under the Class A plan, the Portfolio will pay the
                      Distributor a fee at an annual rate of up to .25% of the average daily net assets of the Portfolio attributable to Class A shares, in return for provision of a broad range of shareholder and administrative services. Under the Class B shareholder service plan, the Portfolio will pay shareholder service fees to the Distributor at an annual rate of up to .25% of average daily net assets in return for the Distributor's (or its agent's) efforts in maintaining client accounts; arranging for bank wires; responding to client inquiries concerning services provided or investment; and assisting clients in changing dividend options, account designations and addresses. In addition, under their administrative services plan, Class B shares will pay administrative services fees of up to .05% of the average daily net assets of the shares. Administrative services include sub-accounting; providing information on share positions to clients; forwarding shareholder communications to clients; processing purchase, exchange and redemption orders; and processing dividend payments.
                             It is possible that an institution may offer
                      different classes of shares to its customers and differing services to the Classes of the Portfolio and thus receive compensation with respect to different classes. These financial institutions may also charge separate fees to their customers. Certain financial institutions offering shares to their customers may be required to register as dealers pursuant to state laws.
                             The Trust may execute brokerage or other agency
                      transactions through the Distributor for which the Distributor may receive compensation.
                             The Distributor may, from time to time in its sole
                      discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from its own resources. Under any such program, the Distributor will provide promotional incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to all dealers selling shares of the Portfolios. Such promotional incentives will be offered uniformly to all dealers and predicated upon the amount of shares of the Portfolio sold by the dealer.

PURCHASE AND
REDEMPTION OF
SHARES

                      Financial institutions may acquire shares of the Portfolio for their own account, or as a record owner on behalf of fiduciary, agency or custody accounts, by placing orders with the Transfer Agent. Institutions that use certain SEI proprietary systems may place orders electronically through those systems. State securities laws may require banks and financial institutions purchasing shares for their customers to register as dealers pursuant to state laws. Financial institutions which purchase shares for the accounts of their customers may impose separate charges on these customers for account services. Financial institutions may impose an earlier cut-off

                                        8                                      +
                      time for receipt of purchase orders directed through them to allow for processing and transmittal of these orders to the Transfer Agent for effectiveness on the same day. Shares of the Portfolio are offered only to residents of states in which the shares are eligible for purchase.
                             Shares of the Portfolio may be purchased or
                      redeemed on days on which the New York Stock Exchange is open for business ("Business Day"). However, money market fund shares cannot be purchased by Federal Reserve wire on federal holidays restricting wire transfers.
                             Shareholders who desire to purchase shares for cash
                      must place their orders with the Transfer Agent (or its authorized agent) prior to the close of trading on the New York Stock Exchange (presently 4:00 p.m. Eastern time) on any Business Day for the order to be accepted on that Business Day. Cash investments must be transmitted or delivered in federal funds to the wire agent on the next Business Day following the date the order is placed. The Trust reserves the right to reject a purchase order when the Distributor determines that it is not in the best interest of the Trust and/or shareholders to accept such purchase order.
                             Purchases will be made in full and fractional
                      shares of the Portfolio calculated to three decimal places. The Trust will send shareholders a statement of shares owned after each transaction. The purchase price of shares is the net asset value next determined after a purchase order is received and accepted by the Trust. The net asset value per share of the Portfolio is determined by dividing the total value of its investments and other assets, less any liability, by the total number of outstanding shares of the Portfolio. Net asset value per share is determined daily as of the close of trading on the New York Stock Exchange (presently 4:00 p.m. Eastern time) on each Business Day. Although the methodology and procedures for determining net asset value per share are identical for each class of the Portfolio, the net asset value per share of one class may differ from that of another class because of the different shareholder servicing fees charged to each class.
                             The market value of each security is obtained by
                      the Manager from an independent pricing service. Securities having maturities of 60 days or less at the time of purchase will be valued using the amortized cost method (described in the Statement of Additional Information), which approximates the securities' market value. The pricing service may use a matrix system to determine valuations of fixed income securities. This system considers such factors as security prices, yields, maturities, call features, ratings and developments relating to specific securities in arriving at valuations. The pricing service may also provide market quotations. The procedures of the pricing service and its valuation are reviewed by the officers of the Trust under the general supervision of the Trustees. Portfolio securities for which market quotations are available are valued at the most recently quoted bid price on each Business Day.

                                        9                                      +

                             Shareholders who desire to redeem shares of the
                      Portfolio must place their redemption orders with the Transfer Agent (or its authorized agent) prior to the close of trading on the New York Stock Exchange (presently 4:00 p.m. Eastern time) on any Business Day. The redemption price is the net asset value per share of the Portfolio next determined after receipt by the Transfer Agent of the redemption order. Payment on redemption will be made as promptly as possible and, in any event, within five Business Days after the redemption order is received.
                             Purchase and redemption orders may be placed by
                      telephone. Neither the Trust nor the Transfer Agent will be responsible for any loss, liability, cost or expense for acting upon wire instructions or upon telephone instructions that it reasonably believes to be genuine. The Trust and the Transfer Agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions.
                             If market conditions are extraordinarily active, or
                      other extraordinary circumstances exist, shareholders may experience difficulties placing redemption orders by telephone, and may wish to consider placing orders by other means.

PERFORMANCE

                      From time to time, the Portfolio may advertise yield, total return and tax equivalent yield. These figures will be based on historical earnings and are not intended to indicate future performance.
                             The yield of the Portfolio refers to the annualized
                      income generated by an investment in the Portfolio over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that period generated each period over one year and is shown as a percentage of the investment. The tax equivalent yield is calculated by determining the rate of return that would have been achieved on a fully taxable investment to produce the after-tax equivalent of the Portfolio's yield, assuming certain tax brackets for a shareholder.
                             The total return of the Portfolio refers to the
                      average compounded rate of return to a hypothetical investment for designated time periods (including, but not limited to, the period from which the Portfolio commenced operations through the specified date), assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions.
                             The Portfolio may periodically compare its
                      performance to that of: (i) other mutual funds tracked by mutual fund rating services (such as Lipper Analytical), financial and business publications and periodicals; (ii) broad groups of comparable mutual funds; (iii) unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs; or (iv) other investment alternatives. The Portfolio may quote Morningstar, Inc., a

                                       10                                      +
                      service that ranks mutual funds on the basis of risk-adjusted performance, and Ibbotson Associates of Chicago, Illinois, which provides historical returns of the capital markets in the U.S. The Portfolio may use long-term performance of these capital markets to demonstrate general long-term risk versus reward scenarios and could include the value of a hypothetical investment in any of the capital markets. The Portfolio may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.
                             The Portfolio may quote various measures of
                      volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.
                            The performance of Class A shares will normally be
                      higher than that of Class B shares because of the additional administrative services expenses charged to Class B shares.

TAXES

                      The following summary of federal and state income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial or administrative action. No attempt has been made to present a detailed explanation of the federal, state or local income tax treatment of the Portfolio or its shareholders. Accordingly, shareholders are urged to consult their tax advisers regarding specific questions as to federal, state and local income taxes. Additional information concerning taxes is set forth in the Statement of Additional Information.

Tax Status
of the Portfolio      The Portfolio is treated as a separate entity for federal
                      income tax purposes and is not combined with the Trust's other portfolios. The Portfolio intends to continue to qualify for the special tax treatment afforded regulated investment companies ("RICs") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), so as to be relieved of federal income tax on net investment company taxable income and net capital gain (the excess of net long-term capital gain over net short-term capital loss) distributed to shareholders.

Tax Status
of Distributions      The Portfolio intends to distribute substantially all of
                      its net investment income (including net short-term capital gain) to shareholders. If, at the close of each quarter of its taxable year, at least 50% of the value of the Portfolio's total assets consists of obligations the interest on which is excludable from gross income, the Portfolio may pay "exempt-interest dividends" to its shareholders. Exempt-interest dividends are excludable from a shareholder's gross income for federal income tax purposes but may have certain collateral federal tax consequences including alternative minimum tax consequences. In addition, the receipt of exempt-interest

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

                      dividends may cause persons receiving Social Security or Railroad Retirement benefits to be taxable on a portion of such benefits. See the Statement of Additional Information.
                             Any dividends paid out of income realized by the
                      Portfolio on taxable securities will be taxable to shareholders as ordinary income (whether received in cash or in additional shares) to the extent of the Portfolio's earnings and profits and will not qualify for the dividends-received deduction for corporate shareholders. Distributions to shareholders of net capital gains of the Portfolio also will not qualify for the dividends received deduction and will be taxable to shareholders as long-term capital gain, whether received in cash or additional shares, and regardless of how long a shareholder has held the shares.
                             Dividends declared by the Portfolio in October,
                      November or December of any year and payable to shareholders of record on a date in any such month will be deemed to have been paid by the Portfolio and received by the shareholders on December 31 of that year if paid by the Portfolio at any time during the following January. The Portfolio intends to make sufficient distributions prior to the end of each calendar year to avoid liability for the federal excise tax applicable to RICs.
                             Interest on indebtedness incurred or continued by a
                      shareholder in order to purchase or carry shares of the Portfolio is not deductible for federal income tax purposes. Furthermore, the Portfolio may not be an appropriate investment for persons (including corporations and other business entities) who are "substantial users" (or persons related to "substantial users") of facilities financed by industrial development bonds or private activity bonds. Such persons should consult their tax advisers before purchasing shares.
                             The Portfolio will report annually to its
                      shareholders the portion of dividends that is taxable and the portion that is tax-exempt based on income received by the Portfolio during the year to which the dividends relate.
                             Each sale, exchange or redemption of the
                      Portfolio's shares is a taxable transaction to the shareholder.

State Taxes           The following is a general, abbreviated summary of certain of the provisions of the Kansas tax code presently in effect as they directly govern the taxation of shareholders subject to Kansas personal income tax. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.
                             Under Kansas law, interest on all obligations
                      issued by the State of Kansas or its political subdivisions after December 31, 1987 is excluded from Kansas adjusted gross income in determining Kansas tax liability, and interest from obligations issued prior to January 1, 1988, is exempt from Kansas income tax only if there is statutory authority exempting the interest from the particular obligations in question. For Kansas income tax purposes, interest on the above-described

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

                      obligations is exempt for both the Portfolio and its shareholders who are Kansas residents.

GENERAL INFORMATION

The Trust             The Trust was organized as a Massachusetts business trust
                      under a Declaration of Trust dated March 15, 1982. The
                      Declaration of Trust permits the Trust to offer separate portfolios of shares and different classes of each portfolio. In addition to the Portfolio, the Trust consists of the following portfolios: Intermediate-Term
                      Municipal Portfolio, Tax Free Portfolio, Institutional Tax
                      Free Portfolio, California Tax Exempt Portfolio,
                      Pennsylvania Municipal Portfolio, New York Intermediate-
                      Term Municipal Portfolio, and Pennsylvania Tax Free
                      Portfolio. All consideration received by the Trust for shares of any portfolio and all assets of such portfolio belong to that portfolio and would be subject to liabilities related thereto.
                             The Trust pays its expenses, including fees of its
                      service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation materials and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

Trustees of the Trust The management and affairs of the Trust are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Trust.

Voting Rights         Each share held entitles the shareholder of record to one
                      vote. The shareholders of each portfolio or class will vote separately on matters relating solely to that portfolio or class, such as any distribution plan. As a Massachusetts business trust, the Trust is not required to hold annual meetings of shareholders, but approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances. In addition, a Trustee may be removed by the remaining Trustees or by shareholders at a special meeting called upon written request of shareholders owning at least 10% of the outstanding shares of the Trust. In the event that such a meeting is requested the Trust will provide appropriate assistance and information to the shareholders requesting the meeting.

Reporting             The Trust issues unaudited financial statements
                      semi-annually and audited financial statements annually.
                      The Trust furnishes proxy statements and other reports to shareholders of record.

Shareholder Inquiries Shareholder inquiries should be directed to the Manager,
                      SEI Fund Management, 680 E. Swedesford Road, Wayne, Pennsylvania, 19087.

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

Dividends             Substantially all of the net investment income (exclusive
                      of capital gains) of the Portfolio is periodically declared and paid as a dividend. Shareholders of record on the last record date of each period will be entitled to receive the periodic dividend distribution, which is generally paid on the 10th Business Day of the following month. If any net capital gains are realized, they will be distributed by the Portfolio annually.
                             Shareholders automatically receive all income
                      dividends and capital gain distributions in additional shares at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to the Manager at least 15 days prior to the distribution.
                             The dividends on Class A shares are normally higher
                      than on Class B shares of the Portfolio because of the additional administrative services expenses charged to Class B shares.

Counsel and Independent
Public Accountants    Morgan, Lewis & Bockius LLP serves as counsel to the
                      Trust. Arthur Andersen LLP serves as the independent public accountants of the Trust.

Custodian and Wire Agent
                      CoreStates Bank, N.A., Broad and Chestnut Streets, P.O. Box 7618, Philadelphia, Pennsylvania 19101, serves as Custodian of the Trust's assets and acts as wire agent of the Trust. The Custodian holds cash, securities and other assets of the Trust as required by the 1940 Act.

DESCRIPTION
OF PERMITTED
INVESTMENTS
AND RISK FACTORS

                      The following is a description of certain of the permitted investments for the Portfolio, and the associated risk factors:

Money Market Securities
                      Money market securities are high-quality, dollar-denominated, short-term debt instruments. They consist of: (i) bankers' acceptances, certificates of deposits, notes and time deposits of highly-rated U.S. banks; (ii) U.S. Treasury obligations and obligations issued by the agencies and instrumentalities of the U.S. Government; and (iii) repurchase agreements involving any of the foregoing obligations entered into with highly-rated banks and broker-dealers.

Municipal Securities  Municipal Securities consist of (i) debt obligations issued by or on behalf of public authorities to obtain funds to be used for various public facilities, for refunding outstanding obligations, for general operating expenses and for lending such funds to other public institutions and facilities, and (ii) certain private activity and industrial development bonds issued by or on behalf of public authorities to obtain funds to provide for the construction, equipment, repair or improvement of privately operated facilities.

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

                             General obligation bonds are backed by the taxing
                      power of the issuing municipality. Revenue bonds are backed by the revenues of a project or facility, tolls from a toll bridge, for example. Certificates of participation represent an interest in an underlying obligation or commitment such as an obligation issued in connection with a leasing arrangement. The payment of principal and interest on private activity and industrial development bonds generally is dependent solely on the ability of the facility's user to meet its financial obligations and the pledge, if any, of real and personal property so financed as security for such payment.
                             Municipal notes include general obligation notes,
                      tax anticipation notes, revenue anticipation notes, bond anticipation notes, certificates of indebtedness, demand notes and construction loan notes and participation interests in municipal notes. Municipal bonds include general obligation bonds, revenue or special obligation bonds, private activity and industrial development bonds and participation interests in municipal bonds.

Repurchase Agreements Repurchase agreements are arrangements by which a
                      Portfolio obtains a security and simultaneously commits to return the security to the seller at an agreed upon price (including principal and interest) on an agreed upon date within a number of days from the date of purchase. Repurchase agreements are considered loans under the 1940 Act.

Standby Commitments
and Puts Securities subject to standby commitments or puts permit the holder thereof to sell the securities at a fixed price prior to maturity. Securities subject to a standby commitment or put may be sold at any time at the current market price. However, unless the standby commitment or put was an integral part of the security as originally issued, it may not be marketable or assignable; therefore, the standby commitment or put would only have value to the Portfolio owning the security to which it relates. In certain cases, a premium may be paid for a standby commitment or put, which premium will have the effect of reducing the yield otherwise payable on the underlying security. The Portfolio will limit standby commitment or put transactions to institutions believed to present minimal credit risk.

U.S. Government
Obligations           Obligations issued by the U.S. Treasury or issued or
                      guaranteed by agencies of the U.S. Government, including, among others, the Federal Farm Credit Bank, the Federal
                      Housing Administration and the Small Business
                      Administration, and obligations issued or guaranteed by instrumentalities of the U.S. Government, including, among others, the Federal Home Loan Mortgage Corporation, the
                      Federal Land Banks and the U.S. Post Service. Some of these securities are supported by the full faith and credit of the U.S. Treasury (e.g., Government National
                      Mortgage Association securities), others are supported by the right of the issuer to borrow from the Treasury (e.g., Federal Farm Credit Bank securities), while still others are supported only by the credit of the instrumentality
                      (e.g., Federal National Mortgage

                                       15                                      +

                      Association securities). Guarantees of principal by agencies or instrumentalities of the U.S. Government may be a guarantee of payment at the maturity of the obligation so that in the event of a default prior to maturity there might not be a market and thus no means of realizing on the obligation prior to maturity. Guarantees as to the timely payment of principal and interest do not extend to the value or yield of these securities not to the value of the Fund's shares.

Variable and Floating
Rate Instruments      Certain of the obligations purchased by the Portfolio may
                      carry variable or floating rates of interest and may involve a conditional or unconditional demand feature.
                      Such obligations may include variable amount master demand notes. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices. The interest rates on these securities may be reset daily, weekly, quarterly or at some other interval, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. A demand instrument with a demand notice period exceeding seven days may be considered illiquid if there is no secondary market for such security.

When-Issued and Delayed
Delivery Securities   When-issued or delayed delivery transactions involve the
                      purchase of an instrument with payment and delivery taking place in the future. Delivery of and payment for these securities may occur a month or more after the date of the purchase commitment. The Portfolio will maintain with the custodian a separate account with liquid, high grade debt securities or cash in an amount at least equal to these commitments. The interest rate realized on these securities is fixed as of the purchase date, and no interest accrues to the Portfolio before settlement.

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

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Annual Operating Expenses...................       2
Financial Highlights........................       3
The Trust...................................       4
Investment Objective and Policies...........       4
General Investment Policies.................       5
Investment Limitations......................       6
The Manager.................................       6
The Adviser.................................       6
Distribution and Shareholder Servicing......       7
Purchase and Redemption of Shares...........       8
Performance.................................      10
Taxes.......................................      11
General Information.........................      13
Description of Permitted Investments and
  Risk Factors..............................      14

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